Exhibit 10.1
Second Amendment to Credit Agreement
     This Second Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of December 30, 2008, by and among Fifth Street Finance Corp., a Delaware corporation (the “Borrower”), the several financial institutions party to this Amendment, as Lenders, and Bank of Montreal, as Administrative Agent.
Preliminary Statements
     A. The Borrower, the Lenders, the Administrative Agent are parties to a certain Credit Agreement, dated as of January 15, 2008, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower and the Lenders have agreed to amend the Credit Agreement under the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendment.
     Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
     1.1. Section 1.2(a) of the Credit Agreement shall be amended by adding the following at the end thereof:
The Letters of Credit may be used to finance general corporate purposes of the Borrower (including, without limitation, issuance of Letters of Credit to support the operations of portfolio companies of the Borrower).
     1.2. The definitions of the terms “Base Rate” and “Eurodollar Reserve Percentage” set forth in Section 1.3 of the Credit Agreement (Applicable Interest Rates) shall each be amended and restated in its entirety to read as follows:

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage.
“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

     1.3. The phrase “Administrative Agent’s Quoted Rate” appearing in subsection (b) of Section 1.9 of the Credit Agreement (Default Rate) shall be deleted and the phrase “Swing Line Lender’s Quoted Rate” shall be inserted in lieu thereof.
     1.4. The definitions of the terms “Applicable Margin” and “Revolving Credit Termination Date” set forth in Section 5.1 of the Credit Agreement (Definitions) shall each be amended and restated in its entirety to read as follows:
“Applicable Margin” means: (a) 1.75% with respect to Base Rate Loans and Reimbursement Obligations, (b) 3.25% with respect to Eurodollar Loans and Letter of Credit fees, and (c) 0.50% with respect to commitment fees.
“Revolving Credit Termination Date” means December 29, 2009 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.
     1.5. Section 5.1 of the Credit Agreement (Definitions) shall be further amended by adding thereto in appropriate alphabetical order the definitions of “Monthly Investment Ratings” and “Quarterly Watch List Reports,” each of which shall read as follows:
“Monthly Investment Ratings” means the Monthly Investment Ratings as determined by the Borrower in a manner consistent with prior practice and its Investment Policies and as reported in its internally prepared Monthly Investment Ratings Report.
“Quarterly Watch List Report” means the Quarterly Watch List Report internally prepared by the Borrower in a manner consistent with prior practice and its Investment Policies
     1.6. Subsection (c) of Section 7.1 of the Credit Agreement (All Credit Events) shall be amended and restated in its entirety to read as follows:
     (c) after giving effect to such extension of credit, (i) the aggregate principal amount of all Revolving Loans, Swing Loans, and L/C Obligations outstanding under this Agreement shall not exceed the Revolving Credit Commitments and (ii) no Borrowing Base Deficiency shall exist; and the Borrower shall have prepared and delivered to the Administrative Agent a current Borrowing Base Certificate evidencing the foregoing; and
     1.7. Subsections (a) and (c) of Section 8.5 of the Credit Agreement (Financial Reports) shall each be amended and restated in its entirety to read as follows:
     (a) as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with a Monthly Investment Ratings report for the month then ended, each prepared by the Borrower and certified to by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;

     (c) as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of each fiscal year of the Borrower (sixty (60) days in the case of the fiscal quarter ending December 31, 2007), copies of the valuation and appraisal reports and reviews required to be made or obtained pursuant to Section 8.22 hereof, together with a Quarterly Watch List Report for the fiscal quarter then ended, each certified to as true and correct copies of the same by its chief financial officer or another officer of the Borrower acceptable to the Administrative Agent;
     1.8. Subsection (b)(ii)(C) of Section 8.22 of the Credit Agreement (Portfolio Valuation and Diversification Etc.) shall be amended and restated in its entirety to read as follows:
     (C) Internal Review. The Borrower shall conduct internal reviews of (x) Portfolio Investments for which market quotations are readily available at least once each calendar week and (y) Portfolio Investments for which market quotations are not readily available at least once each calendar month, each such review shall take into account all events of which the Borrower has knowledge that adversely affect the value of the Portfolio Investments. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 8.22(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 8.22 (b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof; provided that the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).
     1.9. Section 8.23 of the Credit Agreement (Calculation of Borrowing Base) shall be amended by deleting the word “and” at the end of subsection (d), deleting the period at the end subsection (e) and replacing therewith the phrase “; and” and the addition of new subsections (f) and (g) in the appropriate alphabetical sequence, which shall read as follows:

     (f) The aggregate Value of Portfolio Investments included in the Borrowing Base at any time relating to issuers with a rating of “4” (or its equivalent) on the Borrower’s internal investment rating scale as reflected on the most recent Monthly Investment Ratings report provided to the Administrative Agent shall not exceed 7.5% of the Borrowing Base (and the Advance Rate applicable to any portion of Portfolio Investments in excess thereof shall be deemed to be 0.0%); and
     (g) The Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments relating to issuers with a rating of “5” (or its equivalent) on the Borrower’s internal investment rating scale as reflected on the most recent Monthly Investment Ratings report provided to the Administrative Agent shall be 0%.
     1.10. The definition of “Performing” set forth in Section 8.23 of the Credit Agreement (Calculation of Borrowing Base) shall be amended and restated in its entirety to read as follows:
“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof after the expiration of any applicable grace period, and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period, and in each case referred to in clause (a) and (b) above such payment or redemption obligation is not more than sixty (60) days past its original due date (without regard to any applicable grace period).
     1.11. Subsections (a) and (d) of Section 8.25 of the Credit Agreement (Financial Covenants) shall each be amended and restated in its entirety to read as follows:
     (a) Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at any time to be less than 85% of Shareholders’ Equity as reported in the Borrower’s December 31, 2008, balance sheet delivered pursuant to Section 8.5(b) hereof.
     (d) Interest Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Borrower shall maintain a ratio of (i) EBIT for the four fiscal quarters of the Borrower then ended, to (ii) Interest Expense for the same four fiscal quarters then ended of not less than 1.50 to 1.0.

     1.12. The following schedules and annexes attached to the Credit Agreement and the Security Agreement are hereby amended and restated by the schedules and annexes attached to this Amendment:
     a. Credit Agreement: Schedule 6.10(A).
     b. Security Agreement: Annex 2 and Annex 3.
Section 2. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     2.1. The Borrower, the Administrative Agent, and the Lenders shall have executed and delivered this Amendment.
     2.2. The Borrower shall have provided the Administrative Agent a current Borrowing Base Certificate computed after giving effect to this Amendment, and the sum of all Revolving Loans, Swing Loans, and L/C Obligations shall not exceed the current Borrowing Base as reflected therein.
     2.3. The Borrower shall have provided the Administrative Agent copies of the certificates of good standing for the Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization.
     2.4. The Administrative Agent and the Lenders shall have received copies of resolutions of the Borrower’s Board of Directors authorizing the execution, delivery and performance of this Amendment.
     2.5. The Administrative Agent and the Lenders shall have received the Borrower’s audited financial statements and audit report for the fiscal year ended September 30, 2008.
     2.6. The Borrower and the Administrative Agent shall have entered into a fee letter dated December 30, 2008, and the Borrower shall have paid all fees referred to therein then due.
     2.7. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 3. Representations.
     In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, after giving effect to the amendments set forth in Section 1 above, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents (as amended hereby) are and shall be and remain true and correct in all materials respects (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

Section 4. Miscellaneous.
     4.1. The Borrower heretofore executed and delivered to the Administrative Agent and the Lenders the Collateral Documents. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
     4.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     4.3. The Borrower agrees to pay on demand all reasonable costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the reasonable fees and expenses of counsel for the Administrative Agent.
     4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).
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     This Second Amendment to Credit Agreement is entered into as of the date and year first above written.

Fifth Street Finance Corp.

By

Name

Title

     Accepted and agreed to.

Bank of Montreal, as Administrative Agent

By

Name

Title

BMO Capital Markets Financing, Inc.

By

Name

Title